Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Arrow Financial Corporation
Glens Falls, New York

We consent to the use of our reports dated March 15, 2013, with respect to the consolidated balance sheets of Arrow Financial Corporation and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated by reference in this Registration Statement on Form S-3 of Arrow Financial Corporation related to the registration of shares for the Arrow Financial Corporation Automatic Dividend Reinvestment Plan and to the reference of our firm under the heading "Experts" in the prospectus.

KPMG LLP

Albany, New York
March 15, 2013